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                                                                    EXHIBIT 10.1

[CABOT OIL & GAS CORPORATION LETTERHEAD]

December 13, 1995



Cabot Oil & Gas Corporation
Houston, Texas

Dear Mr. Siess:

         The purpose of this letter is to set forth the terms and conditions applicable to certain supplemental pension benefits the Company has agreed to pay you, your spouse or beneficiary.

         In consideration of your service with the Company, the Company shall provide you with supplemental pension benefits in the form of an annuity or lump sum, at your option, upon termination of employment for reasons other than death in an amount equal to the pension benefits that would have been payable to you under the Cabot Oil & Gas Corporation Pension Plan ("the Pension Plan") determined: (i) without regard to maximum payment restrictions imposed under the Pension Plan by reason of Sections 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended ("Code"); (ii) as if each month of your service with the Company were treated as two months of service for purposes of eligibility, vesting and benefit accrual under the Pension Plan; and (iii) less both of the following; the actual pension benefits payable under the Pension Plan and the value of prior distributions to you under the prior supplemental pension agreement between you and the Company (the "Prior Agreement"). If within two years of the date hereof you unilaterally terminate your employment, without the agreement of the Company, or if your employment with the Company is terminated for cause, you will not be entitled to any supplemental pension benefits.

         The Company shall provide in consideration of your service a supplemental spousal death benefit in the form of an annuity or lump sum, at your spouse's option, upon your death in an amount equal to the spousal death benefit that would have been payable to your spouse under the Pension Plan determined: (i) without regard to maximum payment restrictions imposed by the Pension Plan by reason of Sections 401(a)(17) or 415 of the Internal Revenue Code; (ii) as if each month of your service with the Company were treated as two months of service for purposes of eligibility, vesting and benefit accrual under the Pension Plan; and (iii) less the actual spousal death benefits payable under the Pension Plan. No spousal death benefit will be paid if, within two years of the date hereof you unilaterally terminate your employment without the agreement of the Company or if your employment with the Company is terminated for cause. In addition, should your death occur while actively employed by the Company, the supplemental spousal death benefit will be payable, if greater than the amount payable pursuant to the preceding sentence, in an amount determined: (i) as if you had retired on the day prior





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Mr. Charles P. Siess, Jr.            - 2 -                     December 13, 1995

to the date of your death; (ii) without regard to maximum payment restrictions imposed by the Pension Plan by reason of Section 401(a)(17) and 415 of the Code; (iii) as if each month of your service with the Company were treated as two months of service for purposes of eligibility, vesting and benefit accrual;
(iv) reduced by 0.25% for each month by which your death precedes your attainment of age 62, and (v) less the actual spousal death benefit payable under the Pension Plan.

         Fidelity Investments or any successor trustee of the Cabot Oil & Gas Savings Investment Plan (the "Savings Plan") will set up a separate, unfunded account ("Account") which will reflect the value of a phantom contribution made by the Company on your behalf as if the limitations included therein for the purpose of satisfying Sections 415 and 401(a)(17) of the Code, and OBRA, had not been applicable. The amount of funds shown in your Account have not been contributed to your Account. These amounts represent a promise to pay on the part of the Company, subject to the terms of this agreement. This contribution will be the lesser of the current employer matching contribution or the current 401(k) salary reduction limit established annually by the Internal Revenue Service. This Account will have the same investment options as the Savings Plan with the exception that the Cabot Oil & Gas Stock Fund will not be an investment option in your Account. Unless instructed differently by you, the investment of the matching contribution made by the Company to your Account will be allocated among those investment options offered in the Savings Plan, excluding the option of the Cabot Oil & Gas Stock Fund, in a manner proportionate to your other investment elections. If you have elected only the Cabot Oil & Gas Stock Fund, the Company's matching contribution will be invested in the Cash Reserve Fund.

         You will receive a quarterly statement from Fidelity Investments (or any successor trustee under the Savings Plan) reflecting the phantom balance in your Account. This statement will show the Company contribution made on your behalf resulting from the limitations satisfying Sections 415 and 401(a)(17) of the Code and OBRA, and earnings or losses incurred on the balance in your Account during the quarter. Your Account will be valued on a daily basis.

         You will not be able to make any in-service withdrawals or take a loan on the balance in your Account. Your beneficiary designated under the Savings Plan (or any successor thereto) shall be deemed your beneficiary for the Account.

         Following your termination or retirement from the Company, the actual amount of your account shall be distributed to you at the time or times ("Distribution Date") such amount would have been distributed to you if such amount had been held under and subject to all the terms of the Savings Plan.
The foregoing will be valued as of the regularly scheduled
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Mr. Charles P. Siess, Jr.            - 3 -                     December 13, 1995

valuation date under the Savings Plan next preceding the Distribution Date and will be paid in cash, to you, or if you are deceased, to your beneficiary.

         This Agreement supersedes any prior agreement between you and the Company with respect to payment restrictions imposed under the Pension Plan by reason of Sections 401(a)(17) or 415 of the Code. The right to receive benefits under this Agreement may not be assigned, transferred, pledged or encumbered in any way.

         If you find that this Agreement accurately describes the agreement between you and the Company concerning your unfunded deferred compensation described herein, please sign two copies of this letter and return one to the Company, whereupon this letter shall constitute a binding agreement between Cabot Oil & Gas Corporation and you.

         This Agreement shall be effective ___________________, 1995.



                                           Very truly yours,

                                           CABOT OIL & GAS CORPORATION


                                           By:   /s/ Carl M. Mueller
                                                 -------------------------------
                                                 ------------------,Director and
                                                 Compensation Committee Chairman


Accepted and Agreed to this 20th
day of December, 1995.



/s/ C.P. SIESS, JR.
--------------------------------
Charles P. Siess, Jr.